Exhibit 99.1


        FACTORY 2-U STORES, INC. TO FOCUS ON Portfolio of 195 Stores With
                     Strong Potential For Profitable Growth

      Files Motion With Bankruptcy Court to Close 44 Unprofitable Locations

      Liquidation Sales at Closing Stores Expected to Begin by Mid-February

           Store Closings Expected to Have Significant Positive Impact
                       On Company's Financial Performance

SAN DIEGO, CA, January 22, 2004 - FACTORY 2-U STORES, INC. today announced that, following a comprehensive review of the performance and positioning of its entire store base, it has filed a motion with the United States Bankruptcy Court in Wilmington, Delaware seeking authorization to close 44 stores. The Company intends to focus on its remaining portfolio of 195 stores that it believes are well positioned to achieve sustained profitable growth over the long term. (A list of the closing stores follows this announcement.) Factory 2-U voluntarily filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code on January 13, 2004 in order to implement a comprehensive operational and financial restructuring of its business.

Norman G. Plotkin, Chief Executive Officer of Factory 2-U, said: "Our core objectives in the Chapter 11 process are to enhance liquidity, reduce costs and focus on generating profitable growth. The decision to close these stores was difficult, but it is an important step in addressing our challenges and ultimately improving our financial and operational performance. We believe the 195 stores we will operate going forward are situated in convenient, high-traffic locations with attractive local demographics. We will continually monitor the performance of these stores very closely to ensure that each is well positioned to execute our strategy of providing our customers with quality apparel and housewares at a great value."

He continued, "We believe there are many reasons to be excited about Factory 2-U's potential for future success. Customer loyalty and support remain strong, as demonstrated by the nearly five percent increase in total transactions on a year-to-year basis. During the same period, the average number of items per transaction increased by more than 10 percent. Our objective is to refine our merchandise mix so that we enhance the profitability of these transactions. We believe we now have the right merchandising plans and marketing initiatives - and the right team to implement them - to drive profitable growth and achieve a substantial improvement in the Company's financial performance."

Liquidation sales at the closing stores are expected to begin by mid-February. Affected associates will be paid as normal until their locations close. In its motion filed today, Factory 2-U is seeking authorization to identify and retain an agent to assist with the inventory clearance sales at the closing locations.

Dennis I. Simon, Managing Principal of Crossroads, LLC, the Company's restructuring and financial advisor, said: "One of the principal reasons that Factory 2-U chose to file for Chapter 11 was its need to rationalize its store base. All of these 44 stores are unprofitable and, in some cases, they are located in outlying regions, which has made it difficult to manage and stock them efficiently. By closing these stores, the Company expects to improve its cash flow significantly and receive a stronger return from its continuing stores. In addition, the Company expects to achieve substantial cost savings by disposing of the leases for certain of these stores, as well for nine previously closed stores and two distribution centers."

He continued, "It has been gratifying to be able to work with a seasoned leadership team at Factory 2-U that not only understands the Company's problems, but knows how to fix them. I am confident in their ability to greatly enhance the Company's performance."

Store Closing List

The following is a list of stores that Factory 2-U intends to close:

Arkansas

3901 South University Avenue, Little Rock

Arizona

10745 E. Apache Trail, Apache Junction
2250 E. U.S. Hwy 60, Globe
6912 East Hampton Avenue, Mesa
1841 E Highway 69, Prescott

California

8031 Watt Ave., Antelope
801 East Avenue, Chico
5479 Philadelphia Street, Chino
3975 Grand Avenue, Chino
1480-B Azusa Avenue, Covina
5229 Hazel Avenue, Fair Oaks
1955 West Texas Street, Fairfield
39203 Fremont Hub, Fremont
31660 Grape Street, Lake Elsinore
605 North H Street, Lompoc
5422 West Sunset Blvd., Los Angeles
10835 Olson Drive, Rancho Cordova
3309-A Rosecrans Street, San Diego
380 S. Mountain Avenue, Upland
2523 South Mooney Blvd., Visalia
57220 Twenty-Nine Palms, Yucca Valley

Indiana

101 East Appleway, Coeur D'Alene
New Mexico

1511 Goff Boulevard SW, Albuquerque
9311 Coors Blvd., Albuquerque

Nevada

862 S. Boulder Highway, Henderson

Oklahoma

3364 East 51st Street, Tulsa

Oregon

320 N.E. Agness Avenue, Grants Pass
10890 S.E. Oak Street, Milwaukie
2787 Lancaster Drive Northeast, Salem
9009 SW Hall Blvd., Tigard

Texas

5655 Eastex Freeway, Beaumont
2200 North Yarbrough, El Paso
5567 Alameda Avenue, El Paso
9813 Dyer Street, El Paso
300 Greenspoint Mall, Houston
12790 Willowchase Dr., Houston
1011 Wall Street, Longview
324 Pasadena Town Square, Pasadena
945 S. W. W. White Road, San Antonio
1428 Wooded Acres Drive, Waco

Washington

1161 E. Wishkah Street, Aberdeen
4215 Wheaton Way, Bremerton
2200 S. 314th Street, Federal Way
2905 N. Kennewick Ave, Kennewick

About Factory 2-U Stores, Inc.

Factory 2-U Stores, Inc. currently operates 243 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 32 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.



Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, the inherent uncertainties of proceedings under Chapter 11 of the Bankruptcy Code, the effects of the delisting of our common stock by Nasdaq, and other risks detailed in the Company's Securities and Exchange Commission filings.

                                      # # #

Contacts:

MEDIA ONLY

         Michael Freitag or Joseph Kuo
         Kekst and Company
         (212) 521-4800

INVESTORS

         Factory 2-U Investor Information
         (888) 201-9603

         or

         James K. White
         Kehoe, White & Co., Inc.
         (562) 437-0655